                                                                     EXHIBIT 12a

                              UNITED RENTALS, INC.

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         Year Ended December 31
                                       -----------------------------------------------------------       Three Months Ended
                                       1996          1997          1998         1999          2000       March 31, 2001
                                       ----          ----          ----         ----          ----       --------------
                                                     (dollars in thousands)
Earnings:
  Income before
   provision for income
   taxes and extraordinary
   items ........................    $38,146       $34,917      $ 78,297      $241,807      $301,496      $ 5,832
  Interest expense ..............     11,278        11,847        64,157       139,828       228,779       57,530
  Amortization of debt
   issuance costs ...............         78           124         1,423         4,154         6,880        2,237
  Interest portion of
   rent expense (1) .............      1,514         2,305         6,834        21,833        45,767       15,324
                                     -------       -------      --------      --------      --------      -------
     Earnings as
     adjusted ...................    $51,016       $49,193      $150,711      $407,622      $582,922      $80,923
                                     =======       =======      ========      ========      ========      =======
Fixed charges:
  Interest expense ..............    $11,278       $11,847      $ 64,157      $139,828      $228,779      $57,530
  Amortization of debt
   issuance costs ...............         78           124         1,423         4,154         6,880        2,237
  Interest portion of
   rent expense (1) .............      1,514         2,305         6,834        21,833        45,767       15,324
                                     -------       -------       -------      --------      --------       ------
    Fixed charges ...............    $12,870       $14,276      $ 72,414      $165,815      $281,426      $75,091
                                     =======       =======      ========      ========      ========      =======
Ratio of earnings to
 fixed charges ..................       4.0x          3.4x          2.1x          2.5x          2.1x         1.1x

--------

(1) The interest portion of rent expense is estimated to be one-third of rent expense.